U.S. Form NQSO Inducement Grant (April 2024)
REPLIMUNE GROUP, INC.
NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Shares subject to the Option:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Option Price:	%%OPTION_PRICE,'$999,999,999.99'%-%

RECITALS
Pursuant to the terms of the employment engagement between Replimune, Inc. (the “Company”) and the Participant (as it may be amended from time to time, the “Employment Agreement”), the Company agreed to provide for the grant of an option to acquire shares of Company common stock, $0.001 par value per share (“Company Stock”) to the Participant on the terms and subject to the conditions set forth herein. The Committee has decided to make this nonqualified stock option grant as an inducement material for the Participant to enter into employment with the Company and to align the Participant’s interests with those of the Company and its stockholders. The grant of the option provided for herein is intended to constitute an “employment inducement grant” as described in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, and is not being issued under the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”). Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.Grant of Option.
(a)Grant. In accordance with the employment inducement grant exception to the shareholder-approval requirements of the Nasdaq Stock Market set forth in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, the Company hereby grants to the Participant a nonqualified stock option (the “Option”) to purchase the number of shares of Company Stock set forth above (“Shares”) at the per-Share Exercise Price set forth above, on the terms and subject to the conditions set forth in this Nonqualified Stock Option Grant Agreement (this “Agreement”) and, subject to Section 1(c) below, otherwise on terms identical to the terms provided in the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. The Option is not intended to qualify as an incentive stock option pursuant to Section 422 of the Code. The Option shall become exercisable according to Section 2 below. The Company shall timely file with the Securities and Exchange Commission a registration statement on Form S-8 registering the Shares issuable pursuant to this Option.

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(b)Inducement Award. The Participant acknowledges that the grant of the Option hereunder satisfies in full the Company’s obligation to provide the Participant with an option grant as described in the Employment Agreement. The Participant acknowledges that the grant of the Option hereunder is intended to be in consideration for, in part, the restrictive covenants set forth in the Employment Agreement.
(c)Incorporation by Reference. It is understood that the Option is not being granted pursuant to the Plan; provided, however, that this Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the Option granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the terms of this Agreement and the Plan’s terms as they are incorporated herein by reference and deemed to apply to the Option granted hereunder, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiaries in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan, the official prospectus for the Plan, which is available by accessing the Company’s intranet at www.replimune.com, and the official prospectus for this Agreement. The Participant also acknowledges that the Participant had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan, as incorporated into this Agreement. Paper copies of the Plan, the official Plan prospectus and the prospectus for this Agreement are available by contacting the Chief Financial Officer or the General Counsel of the Company. For the avoidance of doubt, neither the Option granted hereunder nor any Shares issued upon the exercise of the Option shall reduce the number of Shares available for issuance pursuant to Grants granted under the Plan.
2.Exercisability of Option.
(a)The Option shall become vested and exercisable according to the vesting table in Exhibit A, detailing the vesting dates (each, an individual “Vesting Date”), provided that the Participant continues to be employed by, or provide approved service to, the Employer from the Date of Grant until the applicable Vesting Date.
(b)The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option.
(c)If the Participant’s employment or service terminates on account of the Participant’s death or Disability before the last Vesting Date, any unvested and unexercisable portion of the Option shall become fully vested and exercisable upon such termination of employment or service.
(d)In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate as described in the Plan.

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In addition, if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of the Change of Control and the Option is assumed by, or replaced with an award with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation) and the Participant’s employment or service is terminated by the Employer without Cause or by the Participant for Good Reason (if applicable) upon or within 12 months following a Change of Control and before the Option is fully vested and exercisable in accordance with the vesting schedule set forth in Section 2(a) above, any unvested and unexercisable portion of the Option shall become fully vested and exercisable upon such termination of employment or service. In the event that the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the Option with a grant that has comparable terms, and the Participant is employed by, or providing services to, the Employer on the date of the Change of Control, any unvested and unexercisable portion of the Option shall become fully vested and exercisable upon the date of the Change of Control.
3.Term of Option.
(a)The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the applicable terms of the Plan. Notwithstanding the foregoing, in the event that on the last business day of the term of the Option, the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)The Option shall automatically terminate upon the happening of the first of the following events:
(i)The expiration of the 90-day period after the Participant ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability, death or Cause.
(ii)The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer on account of the Participant’s Disability.
(iii)The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer, if the Participant dies while employed by, or providing service to, the Employer or the Participant dies within 90 days after the Participant ceases to be so employed by or to provide services to the Employer for any reason other than Disability, death or Cause.
(iv)The date on which the Participant ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Participant engages in conduct that constitutes Cause after the Participant’s employment or service terminates, the Option shall immediately terminate.

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Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant, except as provided under Section 3(a) above. Any portion of the Option that is not exercisable at the time the Participant ceases to be employed by, or provide approved service to, the Employer shall immediately terminate.
4.Exercise Procedures.
(a)Subject to the provisions of Sections 2 and 3 above, the Participant may exercise part or all of the exercisable Option by giving the Company or its delegate written notice of intent to exercise, specifying the number of Shares as to which the Option is to be exercised and such other information as the Company or its delegate may require.
The Participant shall pay the Exercise Price (i) in cash or check, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant, which shall be valued at their Fair Market Value on the date of exercise, or by attestation (in accordance with procedures prescribed by the Company) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) if permitted by the Committee, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.
(b)The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
(c)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Option.
(d)Upon exercise of the Option (or portion thereof), the Option (or portion thereof) will terminate and cease to be outstanding.
5.Restrictions on Exercise. Except as the Committee may otherwise permit, only the Participant may exercise the Option during the Participant’s lifetime and, after the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

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6.No Employment or Other Rights. The grant of the Option shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
7.No Stockholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
8.Assignment and Transfers. Except as the Committee may otherwise permit, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
9.Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
10.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
11.Company Policies. The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, the Participant agrees that the Option shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.

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12.Application of Section 409A of the Code. This Agreement is intended to be exempt from section 409A of the Code and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.
By electronic acceptance, the Participant hereby accepts the Option described in this Agreement, and agrees to be bound by the terms of this Agreement. The Participant hereby agrees that all decisions and determinations of the Committee with respect to the Option shall be final and binding.

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Exhibit A

Vesting Schedule

Shares Vesting	Vesting Date

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